NEWS RELEASE

ViewCast Contact: Laurie L. Latham Chief Financial Officer Tel: +1 (972) 488-7200	PR Agency Contact: Jessie Glockner Rainier Communications Tel: +1 (508) 475-0025 x140 E-mail: jglockner@rainierco.com	Investor Contact: Matt Clawson Allen & Caron Tel: +1 (949) 474-4300 E-mail: matt@allencaron.com

VIEWCAST NAMES ADRIAN GIUHAT SENIOR VICE PRESIDENT
OF PRODUCT DEVELOPMENT, CTO

PLANO, TX, August 30, 2010 – ViewCast Corporation (OTCBB: VCST), a developer of industry-leading solutions for the transformation, management and delivery of digital media over enterprise, broadband, and mobile networks, today announced that veteran digital media and information technology executive Adrian Giuhat has been named Senior Vice President of Product Development and Chief Technology Officer (CTO), effective September 6, 2010. He will report directly to President and Chief Executive Officer Dave Stoner.

Giuhat, 50, has more than 20 years of senior management experience with a variety of technology and telecommunications companies including, most recently, Irving, TX-based Nexstar Broadcasting Group, one of the nation’s top 20 broadcasting companies. Starting in 2008, Giuhat was Senior Vice President and CTO at Nexstar and helped define the company’s digital media technology strategy. He also defined, deployed and supported the corporate IT infrastructure and data centers used for application hosting and video streaming.

“Adrian has the breadth of background, technical expertise, and strong performance record that make him a key addition to our executive team.  Specifically, his background in software development and digital asset management complements our current strategic focus and gives us added applicable expertise as we continue along our technology roadmap towards more integrated hardware and software solutions,” Stoner said. “He is customer-focused, results-oriented and well versed in digital media technology and video product development. Our new strategic initiatives have allowed us to reach a much broader, world-wide market for the management and delivery of digital media content and Adrian, with his global business orientation, will play a key role in meeting this expanding demand for our products and services.”

“With ViewCast’s global market opportunity and an exceptional line of branded products, combined with ongoing product innovations, makes now an exciting time at ViewCast and an opportune time to contribute to the company’s future development and success,” said Giuhat.

From 2003 to 2008, Giuhat was founder and CTO of Plano, TX-based AvantGuard Technologies, a product development, data warehousing and technology company which defined, developed, and marketed web-based products used in video distribution, print advertising and pre-sales lead management. Concurrently, from 2007 to 2008 he worked in product and business development for a start-up applications and video codec technology company and from 2006 to 2007 he also co-founded and was CTO of a start-up telecom technology company. During 2000 to 2003 he served as SVP of Engineering for DG Systems (now DG FastChannel), a leader in content distribution of digital media to TV and radio stations across the US and Canada, where he was responsible for overall company technical direction, including the development of the first web-based clearance product in the advertising industry.  Prior to 2000, Giuhat held senior level product development and management roles with ADC-Teledata, an Israeli telecom company, and with DSC-Alcatel USA, a multi-national telecom provider company.

Giuhat holds bachelor’s and master’s of science degrees in Computer Science from the University of Bucharest and an MBA from Ottawa University.

 About ViewCast
ViewCast develops industry-leading hardware and software for the transformation, management and delivery of professional quality video over IP and mobile networks. ViewCast’s award-winning solutions simplify the complex workflows required for the Web-based streaming of news, sports, music, and other video content to computers and mobile devices, empowering broadcasters, businesses, and governments to easily and effectively reach and expand their audiences. With more than 350,000 video capture cards deployed globally, ViewCast sets the standard in the streaming media industry. ViewCast Niagara® streaming appliances, Osprey® video capture cards and VMp™ video management systems provide the highly reliable technology required to deliver the multi-platform experiences driving today’s digital media market.
ViewCast (www.viewcast.com) is headquartered in Plano, Texas, USA, with sales and distribution channels located globally.

ViewCast, Osprey, SimulStream, VMp and Niagara are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other trademarks appearing herein are the property of their respective owners.